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                                                                    EXHIBIT 99.1

Peter J. Roman
Chief Financial Officer
(337) 367-8291

FOR IMMEDIATE RELEASE
Wednesday, March 3, 2004

                           UNIFAB INTERNATIONAL, INC.
                                 CURRENT EVENTS


New Iberia, LA - (Market Wire) - March 3, 2004 -- UNIFAB International, Inc. (NASDAQSC: UFAB) During the past four trading days, the common stock of UNIFAB International, Inc. (the "Company") has been trading in volumes that are substantially above typical trading volume in the Company's shares, and at prices substantially above historical prices. Due to this unusual trading activity, various news outlets have contacted the Company's management seeking information about the Company.

The Company is not aware of any material undisclosed information about its historical performance or its future prospects that would cause the unusual trading activity that is now occurring. Further, the Company is not aware of the existence of any rumors about the Company that would cause the unusual trading activity that is now occurring.

The Company has followed a policy of not responding to questions about rumors that may circulate about the Company, from time to time, and intends to continue to follow this policy in the future. The publication of this press release is not made for the purpose of responding to rumors.

UNIFAB International, Inc. is a custom fabricator of topside facilities, equipment modules and other structures used in the development and production of oil and gas reserves. In addition, the Company designs and manufactures specialized process systems, refurbishes and retrofits existing jackets and decks, and provides design, repair, refurbishment and conversion services for oil and gas drilling rigs.